Exhibit 4.4

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN

As Amended and Restated as of September 26, 2025

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN

Reemployment Commencement Date		8
Retirement		8
Rollover Contributions		8
Severance from Service Date		8
Termination of Employment		8
Total and Permanent Disability		9
Transferred Shares		9
Trust Agreements		9
Trustees		9
Trust Funds		9
Valuation Date		9
Years of Service		9

ARTICLE II - PARTICIPATION		11

2.01	Requirements for Participation	11
2.02	Cessation of Participation	12
2.03	Establishment of Account	12

ARTICLE III - PARTICIPANT CONTRIBUTIONS		12

3.01	Procedure for Making Contributions	12
3.02	Limitations on Before-Tax Contributions	15
3.03	Distributions of Excess Deferrals	17

ARTICLE IV - EMPLOYER CONTRIBUTIONS		18

4.01	Amount of Employer Profit Sharing Contribution	18
4.02	Employer Matching Contribution	18
4.03	Allocation of Employer Contributions	18
4.04	Investment of Employer Contributions	19
4.05	Return of Employer Contributions	19
4.06	Maximum Allocation — PR Code Section 1081.01(a)(11)(B)	19

ARTICLE V - INVESTMENT OF CONTRIBUTIONS AND VALUATION OF ACCOUNTS		20

5.01	Establishment of Trust Funds	20
5.02	Operation of the Trust Funds	21
5.03	Investment Funds	21
5.04	Investment Direction	21
5.05	Voting of Stock	22
5.06	Valuation	23
5.07	Accounting Procedures	23
5.08	Payment of Expenses	23

ARTICLE VI - DISTRIBUTIONS		24

6.01	Distributions on Retirement or Total and Permanent Disability	24
6.02	Distributions on Death	24
6.03	Distribution Upon Termination of Employment	24

ii

6.04	Forfeitures	25
6.05	Forms of Payment	26
6.06	Timing of Payment	27
6.07	Withdrawal of After-Tax Contributions	28
6.08	Hardship Withdrawals	28
6.09	Commencement of Benefit Payments	30
6.10	Cash Out	30
6.11	Direct Rollovers	31
6.12	Distributions for Adoption and Fertility Treatment Expenses	31
6.13	Declared Disaster Distributions	31

ARTICLE VII - PLAN ADMINISTRATION		32

7.01	Appointment of a Benefits Committee	32
7.02	Operation of the Benefits Committee	32
7.03	Powers and Duties of the Benefits Committee	33
7.04	Delegation of Responsibility	33
7.05	Indemnification of the Benefits and Investment Committees	33

ARTICLE VIII - CLAIMS PROCEDURE		34

8.01	Notification of Benefit Eligibility	34
8.02	Initial Review of Claims	34
8.03	Review of Claim Denial	34

ARTICLE IX - AMENDMENT OR TERMINATION OF THE PLAN OR DISCONTINUANCE OF CONTRIBUTIONS		35

9.01	Right to Amend or Terminate the Plan	35
9.02	Result of Termination	36

ARTICLE X - MISCELLANEOUS PROVISIONS		37

10.01	Contract of Employment	37
10.02	Furnishing of Information	37
10.03	Assignment or Alienation of Benefits	37
10.04	Merger of Plans	37
10.05	Substitute Payee	37
10.06	Domestic Relations Order	38
10.07	Qualified Domestic Relations Order	38
10.08	Procedures involving Domestic Relations Orders	38
10.09	Gender and Number	39
10.10	Governing Law	39

iii

INTRODUCTION

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN (“the Plan”)

Popular, Inc. offers its employees and the employees of all Puerto Rico subsidiaries or affiliates of Popular, Inc. who adopt the Plan a tax qualified profit sharing plan with a cash or deferred compensation arrangement. Effective January 1, 2006, the Popular Inc, Retirement Savings Plan for Puerto Rico Subsidiaries was renamed the Popular, Inc. Puerto Rico Savings and Investment Plan. Also, effective January 1, 2006, multiple amendments were introduced to clarify provisions, to enhance others and to delete the Appendices to the Plan. Effective July 1, 2006, the Banco Popular de Puerto Rico Savings and Investment Plan was merged into and with the Plan. Consequently, on that date, Popular, Inc. and Banco Popular de Puerto Rico become employers under the Plan.

The Plan was previously restated effective January 1, 2014. It is now restated effective September 26, 2025 to compile within a single document the stand-alone amendments made since January 1, 2014. The restated plan continues to be for the exclusive benefit of employees of the Employer. All persons covered under the plan on September 25, 2025 shall continue to be covered under the restated plan with no loss of benefits.

ARTICLE I

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings as set forth below, unless the context in which they are used clearly indicates a different meaning.

Account. The Account established and maintained on behalf of a Participant including, but not limited to, a Participant’s Employer Contribution Account and Employee Contribution Account and such other sub-accounts as may be needed to properly and effectively record a Participant’s interest in the Plan.

Actual Deferral Percentage. For a specified group of employees for a Plan Year, the average of the ratios (calculated separately for each person in such group):

(i)

The aggregate of the Before-Tax Contributions (and such other contributions which, in accordance with applicable rules and regulations promulgated under the PR Code, may be aggregated with such Before-Tax Contributions for purposes of demonstrating compliance with the requirements of the PR Code) which are actually payable to the Plan on behalf of each such Employee, bears to

(ii)	Such Employee’s Compensation for such Plan Year.

Affiliated Company. The Employer and

(a) any corporation, partnership or other entity which is a member of a controlled group of corporations (as defined in Section 1010.04 of the PR Code) which includes the Employer;

(b) any group of entities (whether or not incorporated) which are related (as defined in Section 1010.05 of the PR Code) with the Employer; and

(c) any corporation, partnership or other entity that is part of an affiliated service group (as defined in Section 1081.01(a)(14)(B) which includes the Employer or is under common control with the Employer, that have employees who are bona-fide residents of Puerto Rico.

Anniversary Date. The Effective Date and each January 1 thereafter.

After-Tax Contributions. Participant Contributions made after taxes have been deducted from his compensation pursuant to Section 3.01(a).

Before-Tax Contributions. Contributions made by the Employer pursuant to either (i) a Participant’s having elected to reduce his compensation under Section 3.01(b) or, (ii) the operation of the auto-enrollment feature of Section 3.01(b).

Beneficiary. The person or persons designated to receive benefits payable under the Plan in the event of a Participant’s death. Such designation may be changed at any time by the Participant. A Participant may also name one or more contingent Beneficiaries to receive any benefits payable in the event of his death with no surviving primary Beneficiary. In the absence of any designation, or if no designated person is living when a benefit is payable, Beneficiary shall mean the Participant’s spouse as defined under ERISA, or where there is no surviving spouse, the Participant’s estate. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall require the spouse’s consent in writing, witnessed by a Notary Public, including designation of contingent beneficiaries.

Benefits Committee. The persons appointed by the Board of Directors of Popular, Inc. to the Benefits Committee to administer the Plan in accordance with the provisions of Article VIII with the powers delegated by the Board of Directors of Popular, Inc. therefor.

Catch-up Contributions. Before-Tax Contributions made in excess of the Deferral Limit by a Participant who has reached age 50, irrespective of whether the Catch-up Contributions are made as a result of the Participants’ affirmative election or through operation of Section 3.01(b) of the Plan. Catch-up contributions are limited to $1,500 per Plan Year or such other amount as may be provided in the PR Code.

Compensation. Total compensation currently includible in income for income tax purposes paid during the Plan Year to a Participant by an Employer or a predecessor Employer that did not maintain this Plan during any specified period. Compensation received from such predecessor Employer shall be counted only if service continued with the Employer without interruption.

Compensation for a Plan Year shall also include Compensation paid by the end of the Plan Year that includes the date of the Employee’s Termination of Employment with the Employer maintaining the Plan, if the payment is regular Compensation for services during the Employee’s regular working hours, or Compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent Termination of Employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer.

Any payments not described above shall not be considered Compensation if paid after Termination of Employment, even if they are paid by the later of 2 1/2 months after the date of Termination of Employment or the end of the Plan Year that includes the date of Termination of Employment. Compensation paid or made available during a specified period shall include amounts that would otherwise be included in Compensation but for an election under PR Code Section 1081.01(d) or, in the case of a Participant who formerly participated in the Popular, Inc. USA 401(k) Savings & Investment Plan, under U.S. Internal Revenue Code of 1986, as amended Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

Compensation shall exclude retention bonuses, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions), and welfare benefits. Compensation shall exclude the following: long term incentive pay and recognition awards, in general.

Compensation shall include any payments which are made by an Employer to an individual with respect to any period during which the individual is performing any service in the uniformed services (as defined in Chapter 43 of Title 38 of the U.S. Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service while on active duty for a period of more than 30 days, and represents all or a portion of the wages the individual would have received from the Employer if the individual were performing service for the Employer.

Notwithstanding the foregoing, effective January 1, 2012, the maximum amount of Compensation considered for all purposes under the Plan shall not exceed the applicable limitation in effect for any given Plan Year under PR Code Section 1081.01(a)(12).

If a determination period consists of fewer than 12 months, the annual compensation limit is an amount equal to the otherwise applicable annual compensation limit multiplied by a fraction. The numerator of the fraction is the number of months in the short determination period, and the denominator of the fraction is 12.

If Compensation for any prior determination period is taken into account in determining a Participant’s contributions or allocations for the current Plan Year, the Compensation for such prior determination period is subject to the applicable annual compensation limit in effect for that determination period. For this purpose, in determining contributions and allocations in Plan Years beginning on or after January 1, 2012, the annual compensation limit in effect for determination periods beginning before that date is $0.00 (zero).

Deferral Limit. The Before-Tax Contributions limit under the PR Code.

Early Retirement Date. The date a Participant attains age 55 with no less than 10 Years of Service.

Effective Date. The original effective date is January 1, 2001. The effective date of the most recent Plan restatement is September 26, 2025.

Employee. Subject to the following sentence, any person who is employed in Puerto Rico on or after the Effective Date by the Employer (or who is on an authorized leave of absence and who was employed immediately preceding such leave). The following individuals should not be considered Employees for purposes of determining eligibility to participate in this Plan (a) any person who is covered by a collective bargaining agreement (unless the collective bargaining agreement specifically provides for his inclusion in this Plan), (b) an individual described in Section 2.01(c) or, (c) seasonal or temporary employees, provided that if such Employee completes a Year of Service, then such individual shall be treated as an Employee immediately following the completion of such Year of Service.

Employee Contribution Account. That portion of a Participant’s Account to which Employee Before-Tax, After-Tax, Catch-up and Rollover contributions are credited pursuant to Article III. Other contributions that are permissible under the Plan may be accounted for in the Employee Contribution Account to comply with applicable law.

Employer. Popular, Inc. and any Affiliated Company which has expressly adopted the Plan with the consent of Popular, Inc. in accordance with adoption procedures established by Popular, Inc., in its sole discretion and any other Affiliated Company required to be aggregated with Popular, Inc. for discrimination testing purposes under the PR Code.

Employer Contribution Account. That portion of a Participant’s Account to which Employer Matching and Profit Sharing Contributions are credited pursuant to Article IV.

Employer Matching Contributions. Employer Contributions made pursuant to Section 4.02.

Employer Profit Sharing Contributions. Employer Contributions made pursuant to Section 4.01.

Employment Commencement Date. For all purposes of the Plan, the date on which a person employed by the Employer or an Affiliated Company first performs an Hour of Service.

ERISA. The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to sections of ERISA are to such sections as they may from time to time be amended or renumbered. References to a section of ERISA shall be deemed to also be a reference to its enabling regulations.

Excess Before-Tax Deferral. The amount of Compensation which a Participant has elected to have the Employer contribute to the Plan rather than receive in cash, which is a Participant Contribution under Section 3.01 for a calendar year that the Participant allocates to this Plan pursuant to the claim procedure set forth in subsection 3.03(c) hereof.

Highly Compensated Employee. An employee who:

(a) during the Plan Year for which the determination is being made was more than a 5% owner or had more than a 5% interest in earnings or capital of the Employer; or

(b) received Compensation during the preceding Plan Year from the Employer in excess of the PR Code Section 1081.01(d)(3)(E)(iii)(III) limit.

Hour of Service. Each hour for which a person is directly or indirectly compensated by the Employer or an Affiliated Company for the performance of duties, including each such hour during which a person was covered by a collective bargaining agreement.

Investment Fund. Any fund for investment of contributions as described in Section 5.03.

Investment Committee. The persons appointed by the Popular, Inc. Benefits Committee to the Investment Committee responsible for selecting the Investment Funds.

Normal Retirement Date. The date on which a Participant attains age 65.

Maternity or Parental Leave. An Employee’s absence from work for the Employer:

(a) by reason of the pregnancy of such Employee;

(b) by reason of the birth of a child of such Employee;

(c) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee; or

(d) for purposes of caring for a child of such Employee immediately following the birth of the child or the placement of the child with such Employee. Such leave may not exceed twenty-four months and thereafter shall be deemed a Termination of Employment unless the individual subsequently returns to employment with an Employer or an Affiliated Company or is granted another type of approved leave.

An Employee shall be required to furnish the Plan Administrator with such information as may be reasonably required in order to establish (i) that the Employee’s absence is one described in this Section and (ii) the number of days during such absence.

Participant. An Employee eligible to participate in the Plan who has satisfied the requirements of Section 2.01(a) (an Active Participant), or a former Employee receiving or eligible to receive a benefit (an Inactive Participant).

Any person employed by an Employer or an Affiliated Company who is not an Employee but who will be eligible for benefits upon his Termination of Employment shall be referred to as an Inactive Participant.

Period of Severance. The period, measured in full years and months, between a Participant’s Severance from Service Date and a subsequent Reemployment Commencement Date. However, in the case of a leave of absence that would be the type of leave that would be required to be granted under the Family and Medical Leave Act of 1993 (Family and Medical Leave Act) if an employee was covered by such leave, the portion of such leave which is not in excess of the period granted under the Family and Medical Leave Act shall not be included in a Participant’s Period of Severance.

Notwithstanding the above, leaves of absence formally approved by the Employer as leaves in which service credit will be given under this Plan, shall not constitute a Period of Severance but shall be considered as Years of Service in determining service for vesting and eligibility provided that the Participant returns to employment of the Employer immediately following such leave of absence.

Plan. The retirement plan set forth herein and as amended hereafter, which is known as the:

“Popular, Inc. Puerto Rico Savings and Investment Plan”

Plan Administrator. The Benefits Committee appointed by the Board of Directors of Popular, Inc. pursuant to Article VII hereof.

Plan Year. The calendar year.

PR Code. The Puerto Rico Internal Revenue Code of 2011, as now in effect or as hereafter amended. All citations to sections of the PR Code are to such sections as they may from time to time be amended or renumbered.

Qualifying Employer Securities. Shares of common stock of Popular, Inc. offered as an investment option under the Plan.

Reemployment Commencement Date. The date on which a person formerly employed by the Employer or an Affiliated Company first performs an Hour of Service after a Period of Severance.

Retirement. The date on which a Participant incurs a Severance from Service Date after attaining his (i) Normal Retirement Date or (ii) his Early Retirement Date.

Rollover Contributions. Contributions made to the Plan pursuant to Section 3.01(i) of monies received by a Participant from another plan qualified under PR Code Section1081.01.

Severance from Service Date. The earliest of the following:

(a) The date of a person’s Termination of Employment or death.

(b) The day following a period of one full year during which a person previously employed by the Employer does not perform services for the Employer or an Affiliated Company for any reason other than his resignation, discharge, retirement, or death. These reasons shall include, but shall not be limited to, vacation, holiday, sickness, disability, leave of absence, or layoff.

(c) the second anniversary of a Participant’s absence due to Maternity or Paternity Leave.

For all purposes of the Plan, a person’s employment with the Employer or an Affiliated Company shall be deemed to have terminated as of a Severance from Service Date.

Termination of Employment. A Participant’s termination of employment with an Affiliated Company, whether voluntary or involuntary, for any reason, including but not limited to quit, discharge or incurrence of a Total and Permanent Disability. However, a Termination of Employment shall not include a Maternity or Parental Leave or Family and Medical Act Leave, transfer to another Affiliated Company, or death.

Total and Permanent Disability. A physical condition of a Participant which results in benefit payments under the Employer’s long term disability plan.

Transferred Shares. Shares of Qualifying Employer Securities credited to a Participant’s account in the Banco Popular de Puerto Rico Savings and Investment Plan attributable to employer profit sharing contributions that were transferred to the Plan as a result of the merger of the Banco Popular de Puerto Rico Savings and Investment Plan into the Plan on July 1, 2006.

Trust Agreements. One or more legally-binding agreements between Popular, Inc. and the Trustees. Any term defined in the Trust Agreements shall have the same meaning as therein ascribed when used herein, unless the context clearly implies a different meaning.

Trustees. The trustees named in the Trust Agreements, or their successors, if any.

Trust Funds. The properties and monies which shall from time to time be held by the Trustees under the Trust Agreements.

Valuation Date. Every day that the Nasdaq is open for business, provided that a Valuation Date for Qualifying Employer Securities shall be every day that the Nasdaq and the Plan’s recordkeeper are open for business.

Years of Service. The period measured in full months and years (as defined below) beginning on a person’s Employment Commencement Date and ending on his last Severance from Service Date, but excluding the following:

(a) any intervening Period of Severance provided that the person’s Reemployment Commencement Date followed a period of at least one full year during which he completed no Hours of Service.

(b) any Years of Service preceding a Period of Severance of at least 60 full months provided:

(i)	the Participant was not entitled to any vested benefit under the Plan at the commencement of the Period of Severance, and

(ii)	the length of the Period of Severance exceeded the greater of 60 months and his Years of Service determined as of the Severance from Service Date, and

(iii)	the Participant had not incurred a Total and Permanent Disability, which disability continued throughout the Period of Severance.

A Year of Service shall include any period for which a person is directly or indirectly compensated by the Employer or an Affiliated Company on account of a period of time during which no duties are performed or for which back pay has been received by the person (irrespective of whether mitigating damages have been awarded or agreed to by the Employer or the Affiliated Company) due to:

(i) vacation or holiday,

(ii) illness or incapacity,

(iii) layoff,

(iv) jury duty,

(v) military duty,

(vi) leave of absence.

For all purposes of determining Years of Service, a period beginning on any given day of a month and ending on the day preceding the corresponding day of the following month shall constitute a full month. Twelve such full months shall constitute a full year.

For all purposes of the Plan, Years of Service shall also include any periods of service with another employer for which credit is granted under the Plan. However, Years of Service for vesting purposes shall exclude any service for the Employer or an Affiliated Company prior to the Employee’s attainment of age 18.

For all purposes of the Plan, Years of Service shall include all periods of service with an Affiliated Company that is not an Employer.

Service credit with respect to qualified military service will be provided in accordance with the Uniformed Services Employment and Reemployment Rights Act of 1994.

For all purposes of the Plan, with respect to (i) former employees of Reliable Financial Services, Inc. and Reliable Finance Holding Company hired by Popular Auto LLC pursuant to that certain Asset Purchase Agreement dated February 14, 2018, by and between Reliable Financial Services, Inc., Reliable Finance Holding Company, Wells Fargo & Company and Banco Popular de Puerto Rico, and (ii) former employees of Evertec, Inc. and Evertec Group, LLC hired by Banco Popular de Puerto Rico pursuant to that certain Asset Purchase Agreement dated July 1, 2022, among Evertec, Inc., Evertec Group, LLC, Popular, Inc. and Banco Popular de Puerto Rico who become Participants, Years of Service shall include all periods of service with Reliable Financial Services, Inc., Reliable Finance Holding Company, Evertec, Inc. and Evertec Group, LLC.

ARTICLE II

PARTICIPATION

2.01 Requirements for Participation

(a) Subject to the limitations of Section 2.0l(c) below, provided he has 18 years of age or more, an individual shall become a Participant in the Plan as of the later of (1) the date he satisfies the definition of an Employee, or (2) his completion of thirty (30) days of service. Notwithstanding the foregoing, former employees of Wells Fargo Advisors LLC hired by Popular Securities, Inc. pursuant to that certain Asset Purchase Agreement dated July 13, 2011, by and between Wells Fargo Advisors LLC and Popular, Securities, Inc. shall be eligible to participate in the Plan on the date he satisfies the definition of Employee, if earlier. Further notwithstanding the foregoing, former employees of Evertec, Inc. and Evertec Group, LLC hired by Banco Popular de Puerto Rico pursuant to that certain Asset Purchase Agreement dated July 1, 2022, among Evertec, Inc., Evertec Group, LLC, Popular, Inc. and Banco Popular de Puerto Rico shall be eligible to participate in the Plan on the date he satisfies the definition of Employee, if earlier. Participation in the Plan shall occur automatically upon meeting the requirements for participation of this Article II.

(b) If an Inactive or former Participant again becomes an Employee, he shall immediately be eligible to participate in the Plan.

(c) An individual shall not be eligible to participate in the Plan if such individual

(i)	is classified by the Employer as a leased employee,

(ii)	is classified by an Employer as performing services for an Affiliated Company under an agreement or arrangement pursuant to which he is treated as an independent contractor, or

(iii)	is not classified by an Affiliated Company as an employee for purposes of withholding employment taxes.

The classifications by the Employer under the prior sentence shall be determinative (irrespective of whether the individual is subsequently reclassified or treated as an employee of an Affiliated Company under common-law employment principles by any governmental agency or authority, or a court).

(d) In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate but has not incurred a Period of Severance, such Employee will participate immediately upon once again becoming a member of an eligible class of Employees.

(e) In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate immediately if such Employee has satisfied the age and service requirements and would have otherwise previously become a Participant.

2.02 Cessation of Participation

An Employee’s participation in the Plan shall cease upon the complete distribution of his Account under the Plan.

2.03 Establishment of Account

(a) The Plan Administrator shall establish and maintain or cause to be established and maintained in respect of each Participant, an Account showing his interest under the Plan and in the Trust Funds, and all other relevant data pertaining thereto. Each Participant shall be furnished with a written statement of his Account, such written statement which may be distributed by electronic means as permitted by applicable law and regulations, not less frequently than quarterly and upon any distribution to him. In maintaining the Account under the Plan or causing them to be maintained, the Plan Administrator may conclusively rely on the valuations of the Trust Funds in accordance with the Plan and the terms of the Trust Agreements.

(b) The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust Agreements.

ARTICLE III

PARTICIPANT CONTRIBUTIONS

3.01 Procedure for Making Contributions

(a) After-Tax Contributions. Subject to any limitations set forth in the PR Code from time to time, each Participant may designate, pursuant to procedures established by the Plan Administrator, and contribute to the Plan as an After Tax Contribution an amount equal to not less than 1% nor more than 10% (in whole percentage points) of his Compensation; provided, however, that a Participant shall not contribute, or elect to have contributed on his behalf, amounts with respect to Compensation received by him after the close of the calendar year during which he had a Termination of Employment. Notwithstanding any provision in the Plan to the contrary, in no event may After-Tax Contributions exceed 10% of the Participant’s accumulated Compensation since he or she became a Participant in the Plan.

(b) Before-Tax Contributions. Subject to the limitations set forth below, each Participant may elect that his Employer contribute directly to the Plan an amount equal to a whole percentage of his Compensation, not less than 1% nor greater than 70% which amount shall be his Before-Tax Contribution. Additionally, a Participant who elects to make the maximum allowable Before-Tax Contribution who will reach age 50 during the Plan Year may elect to make Catch-up Contributions to the Plan up to the maximum allowable under PR Code Section 1081.01(d)(7)(C) per Plan Year. Notwithstanding, the determination of whether a contribution made pursuant to an election to make Catch-up Contributions meets all legal and Plan requirements to be considered a Catch-up Contribution shall be made as of the close of the Plan Year. Catch-up Contributions shall be treated as Before-Tax Contributions for all purposes under the Plan except for purposes of discrimination testing under Section 3.02.

A Participant who does not elect to make a Before-Tax Contribution upon enrollment for participation in the Plan shall be deemed to have elected to make Before-Tax Contributions equal to 6% of Compensation. Participants shall be given written notice of their automatic enrollment in the Plan no less than 30 days before the automatic enrollment date. Participants who are (or will become) auto-enrolled in the Plan may elect to change their percentage of Before-Tax Contributions to a different percentage of Compensation, including zero percent (0%). An election of a Before-Tax Contribution of zero percent (0%) shall be deemed to be an election to not participate in the Plan. Before-Tax Contributions made as a result of a Participant’s auto-enrollment may not be distributed from the Plan until the occurrence of an event of distribution under the Plan.

The Plan provides for an automatic increase of Before-Tax Contributions feature. Periodically, the Plan Administrator shall determine the maximum Before-Tax Contribution percentage to which Participants’ Before-Tax Contributions may be increased, such maximum which may not exceed ten percent (10%) of Compensation. Once the Plan Administrator has set the auto increase maximum, such maximum shall remain in effect until such time as the Plan Administrator sets a new maximum and communicates that maximum to Participants. The Plan Administrator shall also determine the date in each Plan Year on which Participants who are making Before-Tax Contributions in a percentage of Compensation that is less than the applicable automatic increase maximum, including Participants who have elected to make a Before-Tax Contribution of zero percent (0%), shall have their Before-Tax Contribution percentage increased automatically by one percent (1%). Participants shall be given written notice of the automatic increase in Before-Tax Contribution percentage no less than 30 days or more than 90 days before the increase is to be effective. Participants, upon receipt of the notice of automatic increase, may elect to change their percentage of Before-Tax Contributions to a different percentage of Compensation, including zero percent (0%), by the deadline established by the Plan Administrator to avoid the automatic increase.

The maximum Before-Tax Contribution by a Participant, who is determined to be a Highly Compensated Employee under Section 3.02, for the Plan Year in question, may be further restricted or limited by the Plan Administrator from time to time.

(c) Notwithstanding any election in accordance with Section 3.01(b), if the Plan Administrator at any time determines that all or any portion of the Participant’s Before-Tax Contributions should be treated as After-Tax Contributions to allow for the Before-Tax Contribution provisions of the Plan to qualify as a qualified cash or deferred arrangement for purposes of Section 1081.01(d) of the PR Code, or if the Actual Deferral Percentage standards set forth in the PR Code are not met at the end of the Plan Year; then the Plan Administrator, in its sole and absolute discretion, (i) may, in accordance with Section 3.02(b) below, limit the amount which shall be contributed by the Employer as Before-Tax Contributions after the date of such determination on behalf of all or any part of the Participants and (ii) shall distribute any excess Before-Tax Contributions made with respect to the Plan Year to the affected Participants as soon as practicable after the end of the Plan Year.

(d) The Employer shall (i) deduct a Participant’s After-Tax Contributions from the Participant’s Compensation on a per payroll basis, (ii) reduce the Compensation that is paid to the Participant directly in cash by an amount equal to the Participant’s Before-Tax Contributions on a per payroll basis, and (iii) contribute a Participant’s After-Tax, Before-Tax and Catch-up Contributions to the Plan on behalf of the Participant. The amounts so deducted and so contributed shall be paid by the Employer to the Trustees no later than 15 days following the end of the month with respect to which such amounts are deducted and contributed or within such shorter period of time as may be required under the PR Code, ERISA or related regulations.

(e) In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate immediately if such Employee has satisfied the age and service requirements and would have otherwise previously become a Participant.

(f) Not later than 15 days prior to the beginning of a calendar month or not later than such other date as may be determined by the Plan Administrator (such date which shall not allow a retroactive change), a Participant may elect, pursuant to nondiscriminatory procedures established by the Plan Administrator (including an electronic system under circumstances the Plan Administrator permits), (i) to suspend making After-Tax Contributions and (ii) that the Employer should suspend making Before-Tax Contributions on his behalf, all as of the beginning of such payroll period. Not later than 15 days prior to the beginning of a calendar month or not later than such other date as may be determined by the Plan Administrator, such Participant may elect (i) to resume making After-Tax Contributions by indicating any amount of contributions permitted under Subsection (a) and (ii) that the Employer shall resume making Before-Tax Contributions on his behalf by designating an amount of Compensation that is permitted under Subsection (b) hereof as Before-Tax Contributions.

(g) Contributions pursuant to this Section 3.01 shall be credited to each Participant’s Account.

(h) Notwithstanding any election in accordance with paragraph (b) of this Section 3.01, the total amount of a Participant’s Before-Tax Contributions for any calendar year shall not exceed the Deferral Limit. If a Participant reaches the Deferral Limit, the Plan Administrator, in its discretion, can direct that all or any portion of such Participant’s Before-Tax Contributions during such year shall be After-Tax Contributions regardless of such Participant’s elections pursuant to Sections 3.01(a) and 3.01(b), provided, however, that After-Tax Contributions shall never exceed the limitations set forth in Section 3.01(a).

(i) Rollover from Other Plans. An Employee eligible to participate in the Plan, regardless of whether he has satisfied the participation requirements of Section 2.01, may transfer to the Plan an Eligible Rollover Distribution, as defined in Section 6.11(a) hereof, provided that such distribution is from an Eligible Retirement Plan, as defined in Section 6.11(b) hereof. If such transfer is not a direct transfer, such a transfer may be made only if the following conditions are met:

(i) the transfer occurs on or before the 60th day following the Employee’s receipt of the distribution from the Eligible Retirement Plan; and

(ii) the amount transferred is equal to the distribution the Employee received from the Eligible Retirement Plan, not in excess of the fair market value of all property received in such a distribution.

The Plan Administrator shall develop such procedures, and may require such information, from a Participant desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Plan Administrator, the amount transferred shall be deposited in the Trust Funds and shall be credited to the Participant’s Account. Such rollover amount shall be one hundred percent (100%) vested in the Participant, shall share in the income allocations in accordance with Article V, but shall not share in the Employer Matching Contributions or the forfeiture allocations. Upon termination of employment, the total amount of the rollover contribution shall be distributed in accordance with the terms of the Plan.

Upon such a transfer by an Employee who is otherwise eligible to participate in the Plan but who has not yet completed the participation requirements of Section 2.01, his rollover amount shall represent his sole interest in the Plan until he becomes a Participant.

(j) Notwithstanding anything in the foregoing to the contrary, the Plan Administrator may limit or suspend a Participant’s After-Tax or Before-Tax Contributions pursuant to uniform, non-discriminatory rules issued for ease of Plan administration.

(k) Notwithstanding anything in the Plan to the contrary and notwithstanding that the Plan does not provide for Participant loans, former employees of Reliable Financial Services, Inc. and Reliable Finance Holding Company hired by Popular Auto LLC pursuant to that certain Asset Purchase Agreement dated February 14, 2018, by and between Reliable Financial Services, Inc., Reliable Finance Holding Company, Wells Fargo & Company and Banco Popular de Puerto Rico who become Participants shall be permitted to rollover loans they may have had in their previous employer’s qualified plan subject to special loan procedures prepared by the Plan Administrator.

3.02 Limitations on Before-Tax Contributions

(a) Notwithstanding the foregoing provisions of this Article III, the Plan Administrator shall limit the amount of Before-Tax Contributions made on behalf of each Highly Compensated Employee to the extent necessary to ensure that either of the following tests is satisfied:

(i)

The Actual Deferral Percentage (as hereinafter defined) of the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible Employees (non-Highly Compensated Employees) multiplied by 1.25; or

(ii)

The excess of the Actual Deferral Percentage for the group of eligible Highly Compensated Employees over that of all other eligible non-Highly Compensated Employees for the Plan Year is not more than two percentage points, and the Actual Deferral Percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible non-Highly Compensated Employees multiplied by 2.0.

For the purposes of this Section 3.02, Section 3.04 and Section 3.05, eligible means eligible to be a Participant of this Plan pursuant to Section 2.01(a).

For purposes of this Section 3.02, the term Actual Deferral Percentage shall mean, for a specified group of Employees for a Plan Year, the average of the ratios (calculated separately for each person in such group) of

In the event it is determined prior to any payroll period that the amount of Before-Tax Contributions elected to be made thereafter would cause the limitation prescribed in this Section 3.02 to be exceeded, the amount of Before-Tax Contributions allowed to be made on behalf of Highly Compensated Employees shall be reduced to a rate determined by the Plan Administrator, and any elections of future Before-Tax Contributions which exceed the rate determined by the Plan Administrator shall be deemed to be After-Tax Contributions for the remainder of the Plan Year, notwithstanding the limitations on contribution rate changes in Section 3.01(e), but subject to the limitation on After-Tax Contributions of Section 3.01(a). Except as is hereinafter provided, the Participants to whom such reduction is applicable and the amount of such reduction shall be determined pursuant to such uniform and nondiscriminatory rules as the Plan Administrator shall prescribe.

(b) Notwithstanding the provisions of the foregoing paragraph, with respect to any Plan Year in which Before-Tax Contributions on behalf of Highly Compensated Employees exceed the applicable limit set forth in this Section 3.02, the Plan Administrator shall reduce the amount of the excess Before-Tax Contributions made on behalf of the Highly Compensated Employees (by reducing such contributions in order of Actual Deferral Percentages beginning with the highest), and shall distribute such excess Before-Tax Contributions (along with earnings attributable to such excess Before-Tax Contributions, as determined pursuant to such rules and regulations as shall be prescribed by the Puerto Rico Department of the Treasury) to the affected Highly Compensated Employees as soon as practicable after the end of such Plan Year, and in all events prior to the end of the next following Plan Year. Any excess Before-Tax Contributions to be returned to Highly Compensated Employees shall be calculated and distributed using the methods allowed under the PR Code and its regulation. In lieu of such distribution of excess Before-Tax Contributions, the Plan Administrator may, to the extent permitted by applicable rules and regulations (and (i) except with respect to situations in which Section 3.01(h) applies, and (ii) prior to March 15 of the calendar year following the Plan Year in which such contributions are made or such later date as may be permitted under the PR Code), recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Before-Tax Contributions for Participants who are Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in this Section 3.02 and subject to the limitation on After-tax Contributions of Section 3.01(a).

In lieu of either distributing or recharacterizing excess Before-Tax Contributions, the Employer may, to the extent permitted by applicable rules and regulations, make a qualified nonelective contribution on behalf of non-Highly Compensated Employees in an amount sufficient to satisfy one of the non-discrimination tests set forth above. Allocation of any such qualified non-elective contribution would be to the Participant Before-Tax Account of non-Highly Compensated Employees utilizing such uniform, non-discriminatory method as the Plan Administrator may determine.

(c) Employer Matching Contributions attributable to the Before-Tax Contributions of Highly Compensated Employees that have been distributed or recharacterized shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Employer Contributions in the next following Plan Year.

3.03 Distributions of Excess Deferrals

(a) Notwithstanding any other provision of the Plan, Excess Before-Tax Deferrals (as hereinafter defined) and earnings allocable thereto, as determined pursuant to such rules and regulations as are prescribed by the Puerto Rico Department of the Treasury, may be distributed no later than April 15 (or such later date as may be permitted under the PR Code) to Participants who claim such allocable Excess Before-Tax Deferrals (which shall be the Excess Before-Tax Deferrals plus earnings, if any) for the preceding calendar year.

(b) The Participant’s claim shall be in writing; shall be submitted to the Plan Administrator no later than March 1 (or such other date as the Plan Administrator may specify); shall specify the amount of the Participant’s Excess Before-Tax Deferral for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, the Excess Before-Tax Deferrals, when added to amounts deferred under other plans or arrangements described in PR Code Section 1081.01(d) exceeds the limit imposed on the Participant in accordance with the applicable provisions of the PR Code for the year in which the deferral occurred.

(c) Notwithstanding any provision of Articles III or IV to the contrary, any Employer Matching Contribution attributable to an Excess Before-Tax Deferral distributed to a Participant under Section 3.02(a) shall not be retained by or distributed to the Participant (unless and to the extent permitted under the PR Code and so determined by the Employer in a uniform, nondiscriminatory manner), but shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Employer Contributions in the next following Plan Year.

ARTICLE IV

EMPLOYER CONTRIBUTIONS

4.01 Amount of Employer Profit Sharing Contribution

An Employer may contribute to the Trust, as of the end of each Plan Year, a percentage of the Employer’s Net Profits as an Employer Profit Sharing Contribution. The amount of such contribution, if any, shall be determined by the Employer’s Board of Directors in its sole discretion. Any such contribution shall be made as soon as practicable after the close of the Employer’s Fiscal Year.

4.02 Employer Matching Contribution

(a) The Employer will contribute to the Plan an Employer Matching Contribution, per payroll period, equal to $0.50 for each dollar of Before-Tax Contribution made by a Participant up to 8% of Compensation yielding a maximum Employer Matching Contribution of 4%. If after matching all of a Participant’s Before-Tax Contributions a Participant’s total Employer Matching Contributions is not equal to 4% of the Participant’s Compensation, additional Employer Matching Contributions will be made to the Participant’s Account, as stated above, based on the Participant’s Catch-up Contributions.

(b) After the close of the Plan Year the Plan Administrator shall examine the Account of each Participant who is an Employee on the last day of the Plan Year to determine whether the Participant has received the maximum available Employer Matching Contribution based on a full Plan Year of Before-Tax Contributions and Catch-up Contributions, if applicable, and the Participant’s Compensation for the Plan Year, subject to any applicable Plan and/or legal limitations. Any Participant who has not received the maximum Employer Matching Contribution shall receive an additional Employer Matching Contribution, called an Employer True-up Contribution, equal to the difference between the Employer Matching Contribution received by the Participant during the Plan Year and the maximum Employer Matching Contribution computed by the Plan Administrator.

In determining whether a Participant is eligible for an Employer True-up Contributions the Plan Administrator shall treat Participants whose employment has terminated during the Plan Year by reason of retirement, death or Total and Permanent Disability as being an Employee on the last day of the Plan Year. However, a Participant who transfers employment from his Employer to an Affiliated Company that has not adopted the Plan at the request of his Employer or Popular, Inc. shall be eligible to participate in Employer True-up Contributions for the Plan Year of such transfer of employment with respect to Before-Tax Contributions and Catch-up Contributions made, and Compensation earned, up to the date of transfer.

4.03 Allocation of Employer Contributions

Employer Profit Sharing Contributions shall be allocated only to the Employer Contribution Account of Participants who are employed by the Employer on the last day of the Plan Year and on behalf of Participants whose employment has terminated during the Plan Year by reason of retirement, death or Total and Permanent Disability, provided, however, that a Participant who transfers employment from his Employer to an Affiliated Company at the request of his Employer or Popular, Inc. shall be eligible to participate in Employer Profit Sharing Contributions for the Plan Year of such transfer of employment with respect to Compensation earned up to the date of transfer. Employer Matching Contributions shall be made by the Employer at the close of each payroll period.

4.04 Investment of Employer Contributions

The amounts allocated to each Participant pursuant to Sections 4.02 and 4.03 shall be credited to his Employer Contributions Accounts and invested in accordance with the Participant’s investment directions.

4.05 Return of Employer Contributions

(a) If, after an Employer Contribution has been made and allocated, it should appear that, through oversight, or a mistake of fact or law, a Participant (or an Employee who should have been considered a Participant) who should have been entitled to share in such contribution, receives no allocation or received an allocation which was less than he should have received, the Employer may, at its election and in lieu of reallocating such contribution, make a special make-up contribution for the Employer Contributions Account of such Participant in an amount sufficient to provide for him the same addition to his Employer Contributions Account as he should have received. Similarly, if a Participant received an allocation which was more than he should have received (or a Participant was inappropriately included in the Plan), the Employer, at its election, may reallocate such contribution, offset other Employer Contributions against such allocation, or use such allocation to pay Plan expenses.

(b) To the extent permitted by ERISA, each contribution made to the Plan by the Employer shall be made on the condition that it is currently deductible by the Employer under PR Code Section 1033.09 for the taxable year with respect to which the contribution is made. If a contribution is subsequently determined, whether in whole or in part, not to be currently deductible as provided in the preceding sentence, the Employer may request that an amount equal to the disallowed deduction be returned to the Employer within one year of the date of disallowance of the deduction of such Employer Contribution.

(c) Earnings attributable to a contribution that is returned pursuant to Subsection (a) or (b) above shall not be withdrawn, but losses attributable thereto shall reduce the amount returned to the Employer.

4.06 Maximum Allocation – PR Code Section 1081.01(a)(11(B).

(a) General Rule. In no event shall amounts allocated to a Participant’s Account under the Plan exceed the limitations set forth in Section 1081.01(a)(11)(B) of the PR Code, which are hereby incorporated into the Plan.

(b) Treatment of Excess Annual Additions. If the amount otherwise allocable to the Account of a Participant would exceed the amount described in Section 1081.01(a)(11)(B) of the PR Code as a result of the reallocation of forfeitures, a reasonable error in estimating the Participant’s Compensation, a reasonable error in determining the amount of Pre-Tax Contributions that may be made with respect to the Participant under the limits of this Section 4.06, or such other circumstances as permitted by law, the Plan Administrator shall determine which portion, if any, of such excess amount is attributable to the Participant’s Pre-Tax Contributions, Employer Matching Contributions, if any, and the following rules shall apply:

(i)	Excess Pre-Tax Contributions and earnings thereon shall be paid to the Participant as soon as administratively feasible.

(ii)

Forfeitures of Employer Matching Contributions that have not been used to reinstate forfeited accounts or used to reduce Employer Contributions (other than Pre-Tax Contributions) made after the forfeitures are determined shall be used to pay administrative expenses,. Forfeitures that have not been used to reinstate forfeited accounts, to reduce Employer Matching Contributions or other Employer Contributions (other than Pre-Tax Contributions), including any such Matching or other Employer Contributions due for the year in which the Forfeiture occurred; or to pay permissible Plan expenses or other administrative expenses other than expenses charged to Participant Accounts. Forfeitures that have not been used to reinstate forfeited accounts, reduce Matching or other Employer Contributions, or to pay permissible Plan expenses, as determined by the Employer, shall be allocated as soon as administratively feasible but in no event later than the end of the Plan Year following the Plan Year in which such Forfeitures are determined.

(c) Notwithstanding anything in this Section 4.06 to the contrary, the rule of Sections 4.06(b)(i) and 4.06(b)(ii) shall be deemed amended to comply with PR Code regulations that may be promulgated after January 1, 2011.

ARTICLE V

INVESTMENT OF CONTRIBUTIONS AND VALUATION OF ACCOUNTS

5.01 Establishment of Trust Funds

Popular, Inc. shall appoint one or more Trustees and establish or adopt one or more Trust Funds to which all Employer and Employee Contributions shall be made. The Trust Funds shall be held, invested, reinvested, used and disbursed by the Trustees in accordance with the provisions of the Plan and the Trust Agreements.

Popular, Inc. may remove the Trustees at any time upon the provision of notice as required by the Trust Agreements. Popular, Inc. shall designate successor Trustees as provided in the Trust Agreements. The Trustees shall have the sole and complete discretion with respect to the management and control of the Trust Funds including the exclusive and sole authority to vote on any matter involving the shares of Popular, Inc. stock under the Plan except as provided under Section 5.05. In addition, Popular, Inc. shall not influence the manner or timing of any and all stock purchases made by the Trustees.

No person shall have any interest in, or right to, the Trust Funds or any part thereof, except as expressly provided in the Plan or the Trust Agreements. Any provisions of the Plan to the contrary notwithstanding, and except for the payment of expenses of the Plan and as provided in Section 4.05, no part of the assets of the Trust Funds shall, by reason of any modification, amendment, termination, or otherwise, be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.

5.02 Operation of the Trust Funds

All amounts of money, securities or other property received under the Plan shall be delivered to the Trustees under the Trust Funds, to be managed, invested, reinvested and distributed for the exclusive benefit of the Participants and their Beneficiaries in accordance with the Plan. Separate, commingled funds for the investment of Plan assets held in the Trust Funds shall be established and maintained under the Trust Funds.

5.03 Investment Funds

(a) There shall be established as part of the Trust Funds a reasonable range of investment options. The Investment Committee may from time to time, in its discretion, change, delete or add Investment Funds available within the Trust Funds; provided that unless and until the Plan is amended accordingly, the Plan shall provide Qualifying Employer Securities as an investment option.

(b) Income from and proceeds of sales of investments in each Investment Fund shall be reinvested in the same Investment Fund. Any income or other taxes payable with respect to an Investment Fund shall be charged to such Investment Fund.

(c) A Trustee may, from time to time, make temporary investments in short term obligations of the United States Government, commercial paper, or other investments of a short-term nature, pending investment in an Investment Fund.

5.04 Investment Direction

(a) A Participant may elect that his Employee Contributions for each payroll period be invested in 1% increments totaling 100% in one or more of the Investment Funds provided, that a Participant that elects to have more than 20% of his Employee Contributions invested in Qualifying Employer Securities, shall have such investment election reduced by the Plan Administrator to 20% of Employee Contributions and the difference between the investment percentage elected by the Participant and 20% shall be invested in the Investment Fund that meets the requirements of Section 404(c)(5) of ERISA. Further provided, that if after having his investment election in Qualifying Employer Securities reduced to 20% of Employee Contributions the Participant elects to change such investment election to a percentage greater than 20%, such investment election shall not be changed by the Plan Administrator. Investment elections must be made pursuant to procedures prescribed by the Plan Administrator and shall be effective until and unless a Participant makes a different election for any period, but only as provided for under Subsection 5.04(c) and Subsection 5.04(d). If the Participant fails to file a timely initial investment election, he shall be deemed to have elected to have 100% of his Employee Contributions invested in such Investment Fund that meets the requirements of Section 404(c)(5) of ERISA as may be determined by the Investment Committee from time to time.

(b) A Participant may change his election with respect to future Participant and Employer Contributions pursuant to procedures prescribed by the Plan Administrator, and may not change his election in any other manner except as provided in Subsection 5.04(c).

(c) Pursuant to procedures prescribed by the Plan Administrator, a Participant may elect to have any or all of the value in any of the Investment Funds which are credited to his Employee and/or Employer Contribution Account transferred and invested in any one or more of the Investment Funds.

(d) To the extent that Participants direct the investment of their Accounts, it is intended that ERISA Section 404(c) apply to the Plan, and neither the Employer, the Plan Administrator, the Investment Committee, the Trustees nor any other fiduciary will have any responsibility or liability for the Participant’s exercise of such investment control or for any loss or diminution in value occasioned thereby.

5.05 Voting of Stock

Voting, subscription and all other rights pertaining to shareholders of Qualifying Employer Securities will be passed through to Participants. Before each meeting of shareholders or prior to any deadline for exercising owner’s rights, Popular, Inc. shall cause to be sent to each Participant a copy of any notice and any other information provided to shareholders and, if applicable, a form for instructing the Trustee how to vote at a meeting of shareholders (or any adjournment thereof) the number of full and fractional shares subject to such person’s voting control. The Trustee may establish a deadline in advance of the meeting or other event by which such forms must be received in order to be effective. As soon as practicable after the commencement of a tender or exchange offer for Qualifying Employer Securities, Popular, Inc. shall cause each person with power to control the response to such tender or exchange offer to be advised, in writing, of the terms of the offer and, if applicable, to be provided with a form for instructing the Trustee, or for revoking such instruction, to tender or exchange shares of Qualifying Employer Securities, to the extent permitted under the terms of such offer. In advising such persons of the terms of the offer, Popular, Inc. may include statements from the board of directors of Popular, Inc. setting forth its position with respect to the offer.

If some or all of the Participants have not directed or have not timely directed the Trustee on how to vote or tender, then the Trustee shall vote or tender such Qualifying Employer Securities in the same proportion as those shares of Qualifying Employer Securities for which the Trustee has received proper direction for such matter.

If some or all of the Participants have not directed or have not timely directed the Trustee on with respect to any right, other than a voting right or tender offer, then the Trustee shall not exercise any right with respect to shares of Qualifying Employer Securities for which it has not received proper direction for such matter.

If the tender or exchange offer is limited so that all of the shares that the Trustee has been directed to tender or exchange cannot be sold or exchanged, the shares that each Participant directed to be tendered or exchanged shall be deemed to have been sold or exchanged in the same ratio that the number of shares actually sold or exchanged bears to the total number of shares that the Trustee was directed to tender or exchange.

The Trustee shall hold the Participant’s individual directions with respect to any exercise of owner’s rights in confidence and, except as required by law, shall not divulge or release such individual directions to anyone associated with Popular, Inc. Popular, Inc. may require verification of the Trustee’s compliance with the directions received from Participants by any independent auditor selected by Popular, Inc., provided that such auditor agrees to maintain the confidentiality of such individual directions.

Popular, Inc. may develop procedures to facilitate the exercise of voting or tender rights such as the use of facsimile transmissions or other electronic means for Participants located in physically remote areas.

5.06 Valuation

(a) As of each Valuation Date, each Trust Fund shall be valued at its fair market value to reflect the effect of income received and accrued, realized and unrealized profits and losses, and all other transactions since the preceding Valuation Date. Such valuation shall be conclusive and binding upon all persons having an interest in a Trust Fund.

(b) All contributions made on behalf of, or allocated to, a Participant shall be credited to his Account. As of any Valuation Date, the value of a Participant’s Account shall be the value of such Account as of the immediately preceding Valuation Date adjusted to reflect changes in the value of the Trust Funds allocable thereto in accordance with (a) above plus the amount of contributions and forfeitures, if any, credited thereto and less any distributions made therefrom since the immediately preceding Valuation Date.

5.07 Accounting Procedures

The Plan Administrator shall have complete discretion to establish and utilize an accounting system to account for the interest of each Participant. To the extent permitted by the PR Code and Regulations, the Plan Administrator may change the accounting system from time to time.

5.08 Payment of Expenses

All expenses which arise in connection with the administration of the Plan and the Trust Funds including, but not limited to, the compensation of the Trustees and of any recordkeepers, accountants, counsel, or other persons appointed by the Plan Administrator, Popular, Inc. or the Trustees shall be paid out of the Trust Funds, unless paid by the Employer.

ARTICLE VI

DISTRIBUTIONS

6.01 Distributions on Retirement or Total and Permanent Disability

Each Participant who terminates employment on account of his Retirement or Total and Permanent Disability shall have a nonforfeitable right to receive a distribution of his entire Account. Distribution shall be made in accordance with Sections 6.05 and 6.06.

6.02 Distributions Upon Death

Upon an Active Participant’s death, his Beneficiary shall have a nonforfeitable right to receive a distribution of the Participant’s entire Account. Upon the death of an Inactive Participant, vested in accordance with Section 6.03. Distribution shall be made in accordance with Sections 6.05 and 6.06.

6.03 Distribution Upon Termination of Employment

Any Participant who has a Termination of Employment for any reason other than Retirement, Total and P ermanent Disability or death, shall have a nonforfeitable right to receive that portion of his Account which is vested in accordance with the following schedule:

Years of Service	Non-forfeitable Vested Interest
Less than 1 year	0%
1 but less than 2 years	20%
2 but less than 3 years	40%
3 but less than 4 years	60%
5 but less than 5 years	80%
5 or more years	100%

Participant Contributions are always 100% vested.

Distributions shall be made in accordance with Sections 6.05 and 6.06.

Upon the Termination of Employment of a Participant who is not otherwise 100% vested in his Account, the Plan Administrator shall reflect any prior distributions in determining the Participant’s current vested interest in his Account in order to avoid duplication of payments.

Notwithstanding anything in the Plan to the contrary, former employees of Citibank, N.A. hired by Banco Popular de Puerto Rico pursuant to that certain Asset Purchase Agreement dated August 9, 2007, by and between Citibank, N.A. and Banco Popular de Puerto Rico and former employees of Citigroup Global Markets, Inc. hired by Popular Securities, Inc. pursuant to that certain Asset Purchase Agreement dated August 29, 2007, by and between Citigroup Global Markets, Inc. and Popular Securities, Inc., who become Participants shall be fully vested at all times in the value of their Account.

Notwithstanding anything in the Plan to the contrary, former employees of Wells Fargo Advisor LLC hired by Popular Securities, Inc. pursuant to that certain Asset Purchase Agreement dated July 13, 2011, by and between Wells Fargo Advisor LLC and Popular, Securities, Inc., who become Participants shall be fully vested at all times in the value of their Account.

Notwithstanding anything in the Plan to the contrary, employees of Evertec, Inc considered Transferred Employees pursuant to that certain Agreement and Plan of Merger, by and among Popular, Inc., AP Carib Holding LTD., Carib Acquisition, Inc. and Evertec, Inc., shall be fully vested at all times in the value of their Account.

Notwithstanding anything in the Plan to the contrary, employees of Popular Insurance, Inc. or Popular Risk Services, Inc. who elected to participate in the Voluntary Separation Program adopted by Popular Insurance, Inc. and Popular Risk Services, Inc., who are Participants shall be fully vested at all times in the value of their Account.

Notwithstanding anything in the Plan to the contrary, former employees of Reliable Financial Services, Inc. and Reliable Finance Holding Company hired by Popular Auto LLC pursuant to that certain Asset Purchase Agreement dated February 14, 2018 by and between Reliable Financial Services, Inc., Reliable Finance Holding Company, Wells Fargo & Company and Banco Popular de Puerto Rico who become Participants shall be fully vested at all times in the value of their Account.

Notwithstanding anything in the Plan to the contrary, employees of Popular Auto, LLC who worked exclusively for the Business (as defined below) who commence employment with Marca Rental LLC on December 1st, 2024 due to that certain Asset Purchase Agreement by and between Popular Auto, LLC and Marca Rental LLC dated October 15, 2024 whereby Popular Auto, LLC agreed to sell and assign to Marca Rental LLC substantially all the assets and liabilities of Popular Auto, LLC’s rental business (the “Business”) shall be fully vested in their Account and shall become Inactive Participants.

6.04 Forfeitures

That portion of a Participant’s Account not vested at the date of his Termination of Employment shall be forfeited. A former Participant who returns to employment with the Employer after a Period of Severance of sixty (60) months will receive credit for all his prior years of service for vesting purposes.

Forfeitures shall be determined at least once during each Plan Year. Any amounts forfeited during a Plan Year shall be used for any of the following purposes, as determined by the Plan Administrator: to reinstate forfeited accounts, if and as applicable; to reduce Matching Contributions or other Employer Contributions (other than Pre-Tax Contributions), including any such Matching or other Employer Contributions due for the year in which the Forfeiture occurred; or to pay permissible Plan expenses or other administrative expenses other than expenses charged to Participant Accounts. Forfeitures that have not been used to reinstate forfeited accounts, reduce Matching or other Employer Contributions, or to pay permissible Plan expenses, as determined by the Employer, shall be allocated as soon as administratively feasible but in no event later than the end of the Plan Year following the Plan Year in which such Forfeitures are determined. Upon their use to reinstate forfeited accounts, reduce Matching or other Employer Contributions, or pay permissible Plan expenses, Forfeitures shall be deemed to be Employer Contributions.

If a Participant receives a distribution and resumes employment covered under the Plan before the Participant has a Period of Severance of sixty (60) months, the Employer shall restore to the Employer Contribution Account of such a Participant an amount equal to the dollar amount of the forfeitures from such Account if the Participant repays to the Plan an amount equal to the dollar amount of the distributions from the Participant’s Employer Contribution Account. A repayment must be made before the earlier of (a) 5 years after the first date on which the Participant is subsequently reemployed by the Employer, or (b) the date the Participant incurs a Period of Severance of sixty (60) months following the date of distribution.

6.05 Forms of Payment

(a) Subject to the provisions of Section 6.10, a Participant may elect to receive payment of his vested Account in the following payment forms:

(i)

in a one time partial distribution of shares of Popular, Inc. common stock in a maximum amount equal to the amount over which income taxes were prepaid pursuant to Act 87 of May 13, 2006, as amended plus, After-Tax Contributions for that portion of the Participant’s vested Account which is invested in Popular, Inc. common stock;

(ii)	in a lump sum consisting of either:

(A)	all cash; or

(B)	cash and shares of Popular, Inc. common stock for that portion of the Participant’s vested Account which is invested in Popular, Inc. common stock;

(iii)	in a series of equal monthly payments of no less than $500 per month; or

(iv)	a combination of (i), (ii) and (iii) above.

(b) Participants who elect to receive their distribution in the form provided in Section 6.05(a)(iii) or, in the form in Section 6.05(a)(iv), if such election includes a series of monthly payments described in 6.05(a)(iii), may elect to change their equal monthly payments to a single sum distribution of the remaining balance of the Participant’s Account.

(c) Participants that elect to receive their distribution in a lump sum pursuant to Section 6.05(a)(ii) above may elect at the time of distribution to have all or a portion of the distribution transferred in a direct rollover to another Eligible Retirement Plan (as defined in Section 6.11(b)) pursuant to Section 6.11. Participants who receive a single sum distribution of the balance of the Participant’s Account as a result of an election under Section 6.05(b) shall not be eligible to rollover such single sum distribution pursuant to Section 6.11.

(d) Notwithstanding anything in the Plan to the contrary, lump sum distributions pursuant to AD 17-29 will be allowed to terminated Participants. Terminated Participants must complete the sworn statement required Puerto Rico Department of the Treasury Administrative Determination 17-29.

6.06 Timing of Payment

Subject to the provisions of Section 6.10 a Participant (or Beneficiary) may elect to have payment of his vested Accounts payable to him under this Article VI paid or commence as soon as practicable after:

(a) The date of his death, Retirement, Total and Permanent Disability or other Termination of Employment based on the value of his vested Account determined as of the Valuation Date coincident with or next following such date, or

(b) If such date occurs prior to his Normal Retirement Date, any Valuation Date coincident with or preceding his Normal Retirement Date, based on the value of his vested Account as of such Valuation Date.

(c) In the event that a Participant who has had a Termination of Employment does not elect the date as of which his distribution is to commence then subject to Section 6.10, his Vested Accounts shall be paid as follows: (i) between January 1, 2024 and December 31, 2032 as soon as practicable following attainment of age seventy-three (73) or (ii) commencing on January 1, 2033 as soon as practicable following his attainment of age seventy-five (75).

(d) A Participant will be given a notice of his right to make an election under this Section within the period beginning no earlier than 90 days before the Valuation Date as of which the Participant’s distribution is to begin and no later than 30 days before this Valuation Date. The Participant’s election (and any spousal consent, if applicable) must be made at least 30 days after the notice is provided unless the Participant has received notice of his or her right to have at least 30 days to review this notice before making an election, the Participant makes an affirmative election prior to the expiration of the 30 days and the distribution of the Participant’s benefit comn1ences more than seven days after such notice is provided.

(e) The Participant (or Beneficiary) shall provide to the Plan Administrator a written election at least 30 days preceding any applicable Valuation Date, indicating the date benefits are to be paid or commence and the form of payment elected.

(f) A Participant who has elected to receive his distribution in the form provided in Section 6.05(a)(i) or Section 6.05(a)(ii) may not change his election on or after the date on which benefit payments have commenced. A Participant who has elected to receive his distribution in the form provided in Section 6.05(a)(iii) or in the form provided in Section 6.05(a)(iv), if such election includes a series monthly payments described in 6.05(a)(iii), may change the amount of their equal monthly payments or elect another type of available distribution on or after the date on which benefit payments have commenced once eve1y Plan Year, provided that such an election shall not take effect until the later to occur of (i) the first day of the seventh month following the date of the election or, (ii) the first day of the Plan Year following the Plan Year in which the election was made.

6.07 Withdrawal of After-Tax Contributions

Prior to his Termination of Employment, a Participant may elect to withdraw, in cash or shares of Popular, Inc. common stock for that portion of the Participant’s Account relating to After-Tax Contributions which are invested in Popular, Inc. common stock, any or all of the value of his After-Tax Contributions. Withdrawals of After-Tax Contributions shall be limited to once a calendar quarter and may not be in an amount less than $1,000.00. Also, withdrawals of After-Tax Contributions shall be subject to such procedures and conditions as the Benefits Committee may determine, applied to all Participants in a uniform, non-discriminatory manner.

6.08 Hardship Withdrawals

(a) Subject to non-discriminatory, uniform rules prepared by the Plan Administrator, withdrawals may be made from the Employee Contribution Account on account of a hardship. A Hardship Withdrawal of the Employee Contribution Account may be permitted under the following circumstances:

(i)	The distribution is necessary on account of an immediate and heavy financial need of the Participant, and

(ii)	The distribution is necessary to satisfy such financial need.

(b) A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant if the distribution is made on account of:

(i)

Unreimbursed necessary medical expenses as described in Section 1033.15(a)(4) of the PR Code previously incurred by the Participant, his spouse, children or any of his dependents (as defined in PR Code Section 1033.18(c)(1)(A)) or unreimbursable medical expenses described in Section 1033.15(a)(4) of the PR Code necessary for such persons to obtain medical care.

(ii)	The down-payment and reasonable closing costs for the purchase (excluding mortgage payments) of the Participant’s principal residence.

(iii)

Payment of tuition, related educational fees, excluding books and room and board expenses, for the next 12 months of post-secondary education for the Participant, his or her spouse, children or dependents (as defined in PR Code Section 1033.18©(1)(A)).

(iv)	Payment of funeral expenses due to the death of a participant’s family member.

(v)	A substantial reduction in income due to reasons beyond the control of the participant or his or her spouse.

(vi)

Such other reasons as may be provided by the Puerto Rico Secretary of the Treasury by means of Administrative Determination, Notices or, such other document of general applicability, as approved by the Popular, Inc. Benefits Committee.

(vii)	Such other reasons as may be approved by the Popular, Inc. Benefits Committee.

(c) A distribution will not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the requested distribution is in excess of the amount required to relieve the financial need or to the extent such need may be satisfied from other resources that are reasonably available to the Participant. This determination will be made on the basis of all relevant facts and circumstance. A distribution may be treated as necessary to satisfy a financial need if the Plan Administrator reasonably relies upon the Participant’s representation that the need cannot be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need.

(iii)	By suspension of contributions to the Plan;

(iv)	By distributions or loans from any other plans in which the Participant participates; or

(v)	Commercial loans on reasonable terms.

(d) Hardship distributions shall be made from a Participant’s Account in the following order:

(i) After-Tax Contributions;

(ii) After-Tax rollover contributions;

(iii) Before-tax rollover contribution;

(iv) Vested unrestricted Profit Sharing Contributions;

(v) Vested Matching Contributions;

(vi) Vested restricted Profit Sharing Contributions; and

(vii) Before-Tax Contributions (subject to a 6-month suspension of future Before-Tax Contributions).

(e) The Plan Administrator shall apply the standards set forth in this Section 6.08 on a uniform and non-discriminatory basis to all such Employees who are Participants in the Plan.

6.09 Commencement of Benefits Payments

Notwithstanding anything to the contrary in the foregoing, unless the Participant elects otherwise, distribution shall commence no later than the 60th day after the last day of the Plan Year after the latest, in which the Participant:

(i) between January 1, 2024 and December 31, 2032 attains age seventy-three (73), or

(ii) attains age seventy-five (75) on or after January 1, 2033, or

(iii) attains his 10th anniversary of Plan participation, or

(iv) terminates his employment.

6.10 Cash Outs

Notwithstanding any other provision of the Plan, if a Participant’s vested Account determined as of the Valuation Date immediately following his Termination of Employment is $7,000 or less, his vested Account will be distributed to him immediately in one lump sum payment. If the value of the Participant’s vested Account as of such Valuation Date exceeds $7,000 then: (i) if the distribution occurs on or after January 1, 2024 and prior to January 1, 2033 no distribution shall be made to such Participant prior to the date he attains age seventy-three (73) without his written consent or (ii) if the distribution occurs on or after January 1, 2033 no distribution shall be made to such Participant prior to the date he attains age seventy-five (75) without his written consent. In the absence of receipt of such consent by the Plan Administrator, distribution to such Participant shall be made in a lump sum as of the Valuation Date coincident with or next following: (i) if the distribution occurs on or after January 1, 2024 and prior to January 1, 2033 upon attainment of age seventy-three (73) or (i ) if the distribution occurs on or after January 1, 2033 upon attainment of age seventy-five (75).

6.11 Direct Rollovers

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant’s or Beneficiary’s election under this Section 6.11, a Participant or Beneficiary may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant or Beneficiary in a direct rollover:

(a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all of the balance to the credit of the Participant,

(b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Section 1081.02(a) of the PR Code, an individual retirement annuity described in Section 1081.02(b) of the PR Code, or a qualified trust described in Section 1081.01 of the PR Code, that accepts the Participant’s or Beneficiary’s eligible rollover distribution.

(c) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

6.12 Distributions for Adoption and Fertility Treatment Expenses

Subject to uniform, non-discriminatory rules and procedures established by the Benefits Committee for this purpose, a Participant may request a distribution from the vested portion of his Profit Sharing Account and his Matching Contributions Account to cover the expenses incurred by the Participant:

(a)	in the adoption of a child by the Participant or the Participant and his spouse; and

(b)	for fertility treatments for the Participant and/or the Participant’s spouse.

Distributions from the Plan to cover adoption and fertility treatment expenses shall be limited to a lifetime maximum of $10,000 for each of these types of expenses per Participant.

6.13 Declared Disaster Distribution

Subject to such limitations as may be imposed by the Plan Administrator, commencing on such date as may be determined by the Puerto Rico Secretary of the Treasury by regulation, administrative determination, circular letter or informative bulletin of general application (each a, and in conjunction, “Governmental Disaster Guidance”) after a declaration of disaster by the Governor of Puerto Rico as defined in Section 1031.01(b)(16)(C) of the PR Code, a Participant who meets the residency guidelines of the Governmental Disaster Guidance, if any, may withdraw all or any part of his or her vested Account in accordance with the Governmental Disaster Guidance, Section 1081.01(b)(1)(D) of the PR Code and its regulations,.

Distributions under this Section 6.13 cannot exceed the percentage of the balance of the Participant’s Before-Tax Contributions Account, After-Tax Contributions Account and Rollover Account set by the Plan Administrator up to the allowed limit. A Participant may make several withdrawals under this Section 6.13 until he/she has reached the allowed limit. If the Plan Administrator, or its delegate, determines in accordance with a uniform and nondiscriminatory policy that the Participant meets the requirements of this Section 6.13 and the Governmental Disaster Guidance, it may direct the Trustee to distribute the amount requested to the Participant provided that, such distribution will be made first from sources that have not been taxed and secondly, from sources that have been taxed such as After-Tax Contributions and amounts upon which income tax has been pre-paid.

ARTICLE VII

PLAN ADMINISTRATION

7.01 Appointment of a Benefits Committee

The Board of Directors of Popular, Inc. shall appoint a Benefits Committee which shall be the plan administrator and named fiduciary under ERISA. The Benefits Committee shall consist of five or more persons and shall serve at the pleasure of, and may be removed at any time by, Popular, Inc. The Board of Directors of Popular, Inc. shall designate one of such persons to serve as Chairman. Participants may be members of the Benefits Committee. No member of the Benefits Committee shall receive compensation for his services as such.

The Benefits Committee may delegate to an Administrative Committee the day to day duties of administering the Plan pursuant to a charter adopted by the Board of Directors of Popular, Inc. for such purposes.

7.02 Operation of the Benefits Committee

A majority of the members of the Benefits Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Benefits Committee shall be by vote of a majority of its members present at any meeting, or without a meeting, by instrument in writing signed by all its members (including electronic mail correspondence).

The Chairman of the Benefits Committee shall appoint a Secretary who may but need not be a member of the Benefits Committee. The Benefits Committee may delegate any of its powers or duties among its members or to others as it shall determine. It may authorize one or more of its members to execute or deliver any instrument or to make any payment in its behalf. It may employ such counsel, agents, clerical, accounting and actuarial services as it may require in carrying out the provisions of the Plan, and to the extent permitted by law it shall be entitled to rely upon all tables, valuations, certificates, opinions, or other reports furnished by such persons.

7.03 Powers and Duties of the Benefits Committee

Pursuant to a charter adopted by the Board of Directors of Popular, Inc. for such purposes, the Benefits Committee shall have all powers necessary to administer the Plan except to the extent any such powers are vested in any other fiduciary by the Plan or by the Benefits Committee. The Benefits Committee may from time to time establish rules for the administration of the Plan, and it shall have the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration and operation of the Plan. The Benefits Committee’s rules, interpretations and decisions shall be applied in a uniform manner to all Employees similarly situated and shall be conclusive and binding on the Employer and on Participants and Beneficiaries to the extent permitted by law.

The Administrative Committee shall compute and certify to the Trustees the amount of retirement benefits payable under the provisions of the Plan to any Participant terminating his employment with a retirement benefit or to any Beneficiary.

7.04 Delegation of Responsibility

Each fiduciary shall discharge his duties with respect to the Plan solely in the interest of the Participants and Beneficiaries, for the exclusive purpose of providing benefits to such persons and defraying reasonable expenses of administering the Plan, while using the care, skill, prudence, and diligence, under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

The members of the Benefits Committee and any person to whom the Benefits Committee may delegate any of its powers under the Plan may employ persons to render advice with regard to any responsibility he has under the Plan. No fiduciary shall be liable for any act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is allocated to such other person by or pursuant to the Plan, except to the extent required by Section 405 of ERISA.

7.05 Indemnification of the Benefits and Investment Committees

Popular, Inc. may indemnify each member of the Benefits Committee and the Investment Committee against all liabilities and expenses, including attorneys= fees, reasonably incurred by him in connection with any legal action to which he may be a party, or any threatened legal action to which he might have become a party, by reason of his membership in the Benefits Committee, the Investment Committee or both, except with regard to any matters as to which he shall be adjudged to be liable for willful misconduct in the performance of his duties as such a member.

ARTICLE VIII

CLAIMS PROCEDURE

8.01 Notification of Benefit Eligibility

The Plan Administrator shall notify Participants of the retirement benefits to which they are entitled as soon as is practical following each Participant’s Termination of Employment. Filing of a claim shall not be required for benefit commencement.

8.02 Initial Review of Claims

If a Participant or Beneficiary has reason to believe that he is entitled to retirement benefits from the Plan in excess of those about which he is notified in accordance with Section 8.01, he may file a claim in writing with the Plan Administrator no later than three (3) years following the date the benefit amount is paid (or commences to be paid). A Participant or Beneficiary who believes that he or she otherwise has been denied a right or benefit under the Plan to which he or she is entitled, must file a claim within three years following the date the Participant or Beneficiary first knew or exercising reasonable care should have known of the claim. A Participant or Beneficiary must submit any necessary forms and needed information when making a claim hereunder.

If the Plan Administrator denies the claim, the claimant shall be notified in writing of the denial within 90 days after the Plan Administrator’s receipt of the claim (unless the Participant is given written notification within the initial 90 days that an extension of not more than 90 days is needed). The notice shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) set forth the specific reason or reasons for the denial, (b) make reference to the pertinent provisions of the Plan on which the denial is based, (c) describe any additional material or information that should be received before the claim request may be acted upon favorably, and explain why such material or information, if any, is needed and (d) inform the person making the claim of his right to request a review of the decision by the Plan Administrator.

8.03 Review of Claim Denial

Any person who believes that he has submitted all available and relevant information may request a review of the denial of his claim by the Plan Administrator by submitting a written request for review within 60 days after the date on which such denial is received. This period may be extended by the Plan Administrator for good cause shown. The person making the request for review may examine pertinent Plan documents. The request for review may discuss any issues relevant to the claim.

The Plan Administrator shall decide whether or not to grant the claim within 60 days after receipt of the request for review, but this period may be extended for up to an additional 60 days in special circumstances. The Plan Administrator’s decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and, shall include specific reasons for the decision, and shall refer to the pertinent provisions of the Plan on which the decision is based.

A Participant or Beneficiary may bring a civil action under ERISA Section 502(a) no later than three (3) years following the date of receipt of the final decision on review of the Participant’s or Beneficiary’s claim, or if earlier, the expiration of the statute of limitations otherwise applicable to such action.

ARTICLE IX

AMENDMENT OR TERMINATION OF THE PLAN OR DISCONTINUANCE OF CONTRIBUTIONS

9.01 Right to Amend or Terminate the Plan

(a) Popular, Inc. may amend the Plan, retroactively or otherwise, at any time. No such amendment may have the effect of vesting in the Employer any part of the Trust Fund, or of diverting any part of the Trust Fund to purposes other than for the exclusive benefit of Participants and Beneficiaries, until all liabilities with respect to such persons have been satisfied or provided for. No amendment shall deprive any Participant or Beneficiary of any retirement benefit therefore vested in him.

In addition, no Plan amendment shall have the effect of decreasing the accrued benefit (except as permitted under Section 204(g) of ERISA) of anyone who is a Participant on the date the amendment is adopted or becomes effective, whichever is later. For purposes of this paragraph, a plan amendment which has the effect of (i) eliminating or reducing an early retirement benefit or a retirement-type subsidy, or (ii) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment shall be treated as reducing accrued benefits.

The continuance of the Plan and the payment of contributions under the Plan are entirely voluntary and are not assumed as contractual obligations of Popular, Inc. or an Employer. Popular, Inc. reserves the right to terminate the Plan in whole or in part or to discontinue contributions thereunder. Each employer reserves the right to terminate the Plan in whole or in part with respect to its Employees or to discontinue contributions thereunder.

(b) Amendment to Vesting Provisions. If the vesting provisions of this Plan are amended, (i) any Participant who, as of the end of the election period described below had been credited with at least three Years of Service may irrevocably elect to have his nonforfeitable interest computed without regard to the amendment and (ii) a Participant’s nonforfeitable interest shall not be less than his nonforfeitable percentage computed under the Plan without regard to such amendment. Notice of the amendment and the availability of the election shall be given to each such Participant, and the election may be exercised by the Participant by notice to the Plan Administrator within 60 days after the later of (i) the Participant’s receipt of the notice, (ii) the day the amendment is adopted or (iii) the effective date of the amendment.

(c) Amendment to Maintain Qualified Status. Notwithstanding anything to the contrary in Section 8.01, Popular, Inc. in its discretion, may make any modifications or amendments to the Plan, retroactively or prospectively, which it deems appropriate to establish or maintain the Plan and the Trust Agreement as a qualified employees’ plan and tax-exempt trust under Sections 1081.01(a) and (d) of the PR Code.

9.02 Result of Termination

(a) Upon termination of the Plan as to any Employer, such Employer shall not make any further contributions under the Plan and no amount shall thereafter be payable under the Plan to or in respect of any Participants then employed by such Employer except as provided in this Article IX. To the maximum extent permitted by ERISA, the rights of Participants no longer employed by such Employer and former Participants and their Beneficiaries under the Plan shall be unaffected by such termination and any transfers, distributions or other dispositions of the assets of the Plan as provided in this Article IX shall constitute a complete discharge of all liabilities under the Plan with respect to such Employer’s participation in the Plan and any Participant then employed by such Employer.

(b) The interest of each such Participant in service with such Employer as of the termination date in his Account, after payment of or provision for expenses and charges and appropriate adjustment of the Accounts of all such Participants for expenses, charges, forfeitures and profits and losses, shall be nonforfeitable as of the termination date, and upon receipt by the Plan Administrator of Puerto Rico Department of the Treasury approval of such termination, the full current value of such amount shall be paid from the Trust Fund in the manner described in Article VI or transferred to a successor employee benefit plan which is qualified under PR Code Section 1081.01 or to an individual retirement arrangement described in PR Code Section 1081.02; provided, however, that in the event of any transfer of assets to a successor employee benefit plan the provisions of Section 10.04 will apply.

(c) All determinations, approvals and notifications referred to above shall be in form and substance and from a source satisfactory to counsel for the Plan. To the maximum extent permitted by ERISA, the termination of the Plan as to any Employer shall not in any way affect any other Employer’s participation in the Plan.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 Contract of Employment

The Plan shall not be deemed to constitute a contract between any Employee and the Employer or to be a consideration or an inducement to any Employee for his employment by the Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge or to terminate the employment of an Employee at any time without regard to the effect of such action on his rights under the Plan. No Participant or Beneficiary shall have any rights against the Employer for benefits payable under the Plan other than rights, if any, which he may have with respect to the Trust Fund.

10.02 Furnishing of Information

Unless otherwise expressly provided in the Plan, all benefits to which any Participant may be entitled shall be determined in accordance with the provisions of the Plan as in effect on such Participant’s Severance from Service Date. In order to receive any benefits under the Plan, a Participant must furnish the Plan Administrator with such information as may reasonably be required for purposes of the proper administration of the Plan.

10.03 Assignment or Alienation of Benefits

Any benefit payable under the Plan shall not be subject in any manner to assignment, alienation, anticipation, sale, transfer, pledge, encumbrance, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized except to such extent as may be required by law.

10.04 Merger of Plans

In the event of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other qualified plan, each Participant shall (if such other plan then terminates) be entitled to receive a benefit immediately after any such merger, consolidation or transfer which is equal to or greater than the benefit to which he would have been entitled immediately before such merger, consolidation or transfer (if the Plan had then terminated).

10.05 Substitute Payee

If a Participant or Beneficiary entitled to receive any retirement benefits from the Plan is in his minority, or is, in the judgment of the Plan Administrator, legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Plan Administrator may make distributions to his legally appointed guardian, or to such other person, persons or institutions as it may judge to be then maintaining or to have custody of the Payee.

10.06 Domestic Relations Order

For purposes of this Article X, a Domestic Relations Order shall refer to a judgment, decree or order (including the approval or a property settlement) that is made pursuant to a state domestic relations or community property law, and which relates to the provisions of child support, alimony payments, or marital property rights to a spouse, child or other dependent of a Participant.

10.07 Qualified Domestic Relations Order

For purposes of this Article X, a Qualified Domestic Relations Order shall refer to a Domestic Relations Order that (a) clearly specifies (i) the name and last known mailing address of the Participant and of each person given rights under such Domestic Relations Order, (ii) the amount or percentages of the Participant’s benefits under this Plan to be paid to each person covered by such Domestic Relations Order, (iii) the number of payments or the period to which such Domestic Relations Order applies, and (iv) the name of this Plan; and (b) does not require the payment of a benefit in a form or amount that is (i) not otherwise provided for under the Plan, or (ii) inconsistent with a previous Qualified Domestic Relations Order. A Domestic Relations Order shall not be considered to be a Qualified Domestic Relations Order merely because it requires a distribution to a person, other than a Participant, (or the segregation of accounts pending distribution to such other person), before the Participant is otherwise entitled to a distribution under the Plan.

10.08 Procedures involving Domestic Relations Orders

Notwithstanding the provisions of Section 10.03 to the contrary, upon receiving a Domestic Relations Order, the Plan Administrator shall segregate in a separate account or in an escrow account the amounts payable to any person pursuant to such Domestic Relations Order, pending a determination whether such Domestic Relations Order constitutes a Qualified Domestic Relations Order, and shall give notice of the receipt of the Domestic Relations Order to the Participant and each other person affected thereby.

If, within 18 months after receipt of such Domestic Relations Order, it is determined by the Plan Administrator, by a court of competent jurisdiction, or otherwise, that such Domestic Relations Order constitutes a Qualified Domestic Relations Order, the Plan Administrator shall direct the Trustee to segregate the amounts (plus any interest thereon) in an account for the person (or persons) entitled thereto under the Qualified Domestic Relations Order. Such individual shall, thereafter, be considered a terminated vested Participant under the Plan. If it is determined that the Domestic Relations Order is not a Qualified Domestic Relations Order or if no determination is made within the prescribed 18-month period, the segregated amounts shall be desegregated as though the Domestic Relations Order had not been received, and any later determination that such Domestic Relations Order constitutes a Qualified Domestic Relations Order shall be applied only with respect to benefits on the date of such determination.

The Plan Administrator shall be authorized to establish such reasonable uniform, non-discriminatory administrative procedures as is deemed necessary or appropriate to administer this Section 10.08. This Section 10.08 shall be construed and administered so as to comply with the requirements of Section 206(d)(3) of ERISA.

10.09 Gender and Number

The masculine pronoun, whenever used herein, shall include the feminine pronoun, and the singular number shall include the plural number, unless the context of the Plan clearly indicates otherwise.

10.10 Governing Law

The Plan shall be governed by the laws of the Commonwealth of Puerto Rico to the extent not preempted by applicable Federal law.